UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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EPAM Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 17, 2024

RE: 2024 Glass Lewis Proxy Report Feedback Statement

Dear Fellow Stockholders,

We are taking this opportunity to respond to the Glass Lewis Proxy Paper published on May 10, 2024 and its comments on our proxy statement and EPAM Systems’ 2024 annual meeting of stockholders. We are submitting this letter through Glass Lewis’ Report Feedback Statement service and appreciate the parallel chance to provide our stockholders with additional information.

Glass Lewis recommends that stockholders oppose the election of Robert E. Segert, the Chair of the Nominating and Corporate Governance Committee of our Board of Directors, at our 2024 annual meeting. We disagree with the Proxy Paper’s assertion that our lack of formal designation or codification of the Board’s role in overseeing our environmental and social risk implies that our Board does not maintain oversight of material risks or, alternatively, that the Board’s oversight of these risks is insufficient and that Mr. Segert, as head of the Nominating and Corporate Governance Committee, is to be held accountable.

In its proxy statement, EPAM does in fact disclose the Board’s responsibility for oversight of environmental and social matters, along with governance, as a key risk area. Specifically, on page 16 of the proxy statement filed with the SEC under the “Risk Oversight” heading, we detail that the Board receives key updates from management and committees on relevant areas and we specify ESG risks as one of those relevant areas in the accompanying “Board Risk Oversight” graphic. Page 19 of the proxy statement adds more detail of the Board’s oversight role, including the Board’s regular involvement in assessing the progress and activity of our ESG program.

Unlike its committees, the Board does not codify its specific responsibilities in a charter. Rather, as described in our proxy statement, the Board is responsible for oversight of the most significant risks we face and the committees have responsibilities for oversight of those specific risks delegated to them through their committee charters. The Board’s overall mandate to oversee all risk not delegated to a committee, when combined with the express disclosure in our proxy statement, makes it clear that oversight of ESG risk is within the Board’s purview. Further, the description of the Nominating and Corporate Governance Committee’s responsibilities on page 22 of the proxy statement illustrates that this committee, chaired by Mr. Segert, oversees the governance practices and procedures under which the designation of risk oversight between the Board and its committees occurs, and that the Nominating and Corporate Governance Committee, contrary to the statements in the Proxy Paper, has in fact ensured that the Board conducts meaningful oversight of, and has accountability for, material environmental and social risks. In fact, the Board reviewed our ESG program and progress in its most recent quarterly in-person meeting in February 2024.

We do not believe the Proxy Paper adequately takes into account the framework of risk oversight we articulate in our proxy statement. We strongly encourage our stockholders, consistent with the prior recommendation of our Board, to vote “FOR” Robert E. Segert and each of the other three director nominees named in our 2024 proxy statement.

EPAM.COM | 41 University Drive, Suite 202, Newtown, PA 18940 USA | P: +1 267 759 9000 F: +1 267 759 8989

Thank you for this opportunity to provide input into the Glass Lewis process. We welcome engagement from our stockholders and Glass Lewis at any time.

Sincerely,

Edward Rockwell

Senior Vice President, General Counsel,

and Corporate Secretary

EPAM Systems, Inc.

CC:	Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

EPAM.COM | 41 University Drive, Suite 202, Newtown, PA 18940 USA | P: +1 267 759 9000 F: +1 267 759 8989